EXHIBIT 3.73
CERTIFICATE OF INCORPORATION
OF
HORIZON HEALTH HOSPITAL SERVICES, INC.
     I, the undersigned natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the General Corporation Law of the State of Delaware, do hereby adopt the following Certificate of Incorporation for such corporation.
I.
     The name of the corporation is Horizon Health Hospital Services, Inc. (the “Corporation”).
II.
     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of Newcastle, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.
III.
     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
IV.
     The Corporation is authorized to issue one class of capital stock to be designated “Common Stock”. The number of shares of Common Stock which the Corporation shall have authority to issue is 1,000 shares, $1.00 par value per share. Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect.
V.
     The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of the stockholders, or until their respective successors are elected and qualified, are:

NAME	ADDRESS
David K White	1500 Waters Ridge Drive
Lewisville, Texas 75057

John E. Pitts	1500 Waters Ridge Drive
Lewisville, Texas 75057

NAME	ADDRESS
David K. Meyercord	1500 Waters Ridge Drive
Lewisville, Texas 75057
VI.
     The period of duration of the Corporation is perpetual.
VII.
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation except as otherwise provided in the Bylaws.
VIII.
     Elections of directors need not be by written ballot.
IX.
     To the fullest extent permitted by Delaware law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for an act or omission in such director’s capacity as a director of the Corporation. Specifically, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breech of fiduciary duty as a director, except that this provision shall not eliminate or limit liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The foregoing elimination of liability to the Corporation or its stockholders for monetary damages is not exclusive of any other rights or limitations of liability or indemnity to which a director may be entitled under any other provision of the Certificate of Incorporation or Bylaws of the Corporation, contract or agreement, vote of stockholders and/or disinterested directors, or otherwise.
X.
     Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. Unless otherwise required by applicable law, the books and records of the Corporation may be kept either within or outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
XI.
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to such reservation.

XII.
     The name and address of the incorporator is:

NAME	ADDRESS
Melissa M. Webb	901 Main Street, Suite 4400
Dallas, Texas 75202
     The undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate hereby declaring and certifying that this is my act and deed end the facts stated herein are true, and accordingly I have hereunto set my hand this 16th day of November, 2005.

/s/ Melissa M. Webb
Melissa M. Webb, Incorporator

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